Exhibit 3.9

ECOLOGY AND ENVIRONMENT INC.

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RE-STATED BY - LAWS

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ARTICLE  I

OFFICES

Section 1.          The office of the Corporation shall be located in the County of Erie, State of New York.

Section 2.          The Corporation may also have offices at such other places both within and without the State of New York as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
ANNUAL AND SPECIAL MEETINGS OF SHAREHOLDERS

Section 1.          All meetings of Shareholders for the election of Directors shall be held in the County of Erie, State of New York, at such place as may be fixed from time to time by the Board of Directors.

Section 2.          The annual meeting of Shareholders shall be held at any time during the period January 1 through April 30 at a time selected by the Board of Directors at which time the Shareholders shall elect a Board of Directors by a majority of votes cast of candidates nominated by the Board of Directors and/or a shareholder pursuant to Section 4, and transact such other business as may properly be brought before the meeting.

Section 3.          Written or printed notice of the annual meeting stating the place, date and hour of the meeting shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by the persons calling the meeting, to each Shareholder of record entitled to vote at such meeting.

Section 4.          Notice of Shareholder Business and Nominations.

A.	Annual Meeting of Shareholders.

1.	Nominations for Election to the Board of Directors.

(a)
Nominations of persons for election to the Board of Directors may be made prior to an annual meeting of shareholders by holders of Class A shares with respect to Class A Directors and by holders of Class B shares with respect to Class B Directors only:

(i)	pursuant to the Corporation’s notice of meeting (or any supplement thereto) at the direction of the Board of Directors; or

(ii)	by any shareholder of the Corporation who:

(x)	was a shareholder of record at the time of giving of notice provided for in this Section 4A 1 and at the time of the annual meeting;

(y)	is entitled to vote at the meeting; and

(z)	complies with the notice procedures set forth in this Section 4A 1 as to such nomination.

This clause (ii) shall be the exclusive means for a shareholder to make nominations before an annual meeting of shareholders.

(b)
Without qualification, for any nominations to be properly brought before an annual meeting by a shareholder pursuant to Section 4 A 1(a)(ii), the shareholder must have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting and not earlier than the close of business on the 180th day prior to the first anniversary of the preceding year’s annual meeting of shareholders; (such notice, within such time periods, shall constitute “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c)	To be in proper written form, a shareholder’s notice to the Secretary must set forth:

(i)	as to each person whom the shareholder proposes to nominate for election as a director:

(w)	the name, age, business address and residence address of the person;

(x)	the principal occupation or employment of the person;

(y)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

(z)
any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and

(ii)	as to the shareholder giving the notice:

(v)	the name and record address of such shareholder;

(w)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder;

(x)
a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

(y)	a representation that such shareholder intends to appear at the meeting by a proxy, or by a qualified representative of shareholder, to nominate the persons named in its notice; and

(z)
any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such notice must be accompanied by a written consent of each proposed nominee being named as a nominee and to serve as a director if elected.

(d)
Notwithstanding anything in the second sentence of this Section 4 A 1(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors, at least one hundred (140) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 4 A 1 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

2.	Proposals of Business to be Brought Before an Annual Meeting.

(a)	The proposal of business to be considered by the shareholders may be made prior to an annual meeting of shareholders only:

(i)	pursuant to the Corporation’s notice of meeting (or any supplement thereto) at the direction of the Board of Directors; or

(ii)	by any shareholder of the Corporation who:

(x)	was a shareholder of record at the time of giving of notice provided for in this Section 4 A 2 and at the time of the annual meeting; and

(y)	complies with the notice procedures set forth in this Section 4 A 2 as to such business.

This clause (ii) shall be the exclusive means for a shareholder to submit business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before an annual meeting of shareholders.

(b)
Without qualification, for any business to be properly brought before an annual meeting by a shareholder pursuant to Section 4 A 2(a)(ii), the shareholder must have given Timely Notice (as defined in Section 4 A 1(b) above) thereof in writing to the Secretary of the Corporation and such business must otherwise be a proper matter for shareholder action. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(c)	To be in proper form, a shareholder’s notice to the Secretary must:

(i)	set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(x)	the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, if any;

(y)	the Shareholder Ownership Information (as defined in Section 4 A 1(c) above) with respect to such shareholder of record and any beneficial owner on whose behalf the proposal is made; and

(z)
any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(ii)	set forth:

(x)
a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business; and

(y)
a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

3.
Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or re-election as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 4 of this Article II or within 10 days after receipt from Secretary) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request in substantially the same form as that filled out by the existing Board of Directors for the Corporation’s annual proxy statement) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

(a)	is not and will not become a party to:

(i)
any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation;

(ii)	any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; or

(iii)	any conflicting fiduciary duty.

(b)
is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

(c)
in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

B.	Special Meetings of Shareholders.

1.
Special Meetings of the Shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board of Directors, or the holders of not less than a majority of all the shares entitled to vote at the meeting based upon the shares weighted voting rights.

2.
Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting:

(a)	by or at the direction of the Board of Directors; or

(b)	provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who:

(i)	is a shareholder of record at the time of giving of notice provided for in this Section 4 (B) and at the time of the special meeting;

(ii)	is entitled to vote at the meeting; and

(iii)
complies with the notice procedures set forth in this Section 4 (B) as to such nomination. In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder’s notice required by Section 4 A 1(c) with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 4 of this Article II) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

C.	General.

1.
Only such persons who are nominated in accordance with the procedures set forth in this Section 4 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 4, except as otherwise provided by the Restated Certificate of Incorporation, or these Bylaws. Except as otherwise provided by statute, the Restated Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 4 and, if any proposed nomination or business is not in compliance with this Section 4, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 4 C, if the shareholder (or a proxy or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

2.
In evaluating candidates the Board will consider the entirety of each candidate’s credentials to ensure that the Board consists of individuals who collectively provide meaningful counsel to management. With respect to nomination of existing Directors for re-election, the individual’s past contributions to the Board will also be considered.

3.
The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate, convenient or desirable. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures, and to do all such acts as, in the judgment of such chairman, are necessary, appropriate, convenient or desirable for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the Corporation and their duly authorized and constituted proxies, and such other persons as the chairman of the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comment by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless, and to the extent, otherwise determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

4.
For purposes of this Section 4, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) of the Exchange Act.

5.
Notwithstanding the foregoing provisions of this Section 4, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 4; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations to be considered pursuant to Sections 4A 1 or 4B, or proposals as to any other business to be considered pursuant to Section 4A 2. Nothing in this By-law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE III
QUORUM AND VOTING OF STOCK

Section 1.          The holders of one-third (1/3) of the shares of stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the Shareholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the Shareholders, the Shareholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.          If a quorum is present, the affirmative vote of a majority of the total of Class B (1 vote) and Class A (1/10th of 1 vote) shares of stock represented at the meeting shall be the act of the Shareholders, unless the vote of a greater or lesser number of shares of stock is required by law, or the Certificate of Incorporation.

Section 3.          Each outstanding share of stock having voting power shall be entitled to vote for each matter at a meeting of Shareholders. At all Shareholder meetings, and for all matters other than the election of A and B Directors and the establishment of a quorum, each class B share is entitled to one (1) vote, while each class A share is entitled to one-tenth (1/10th) of a vote. A Shareholder may vote either in person prior to the start of the shareholder meeting or by valid proxy executed in writing by the Shareholder.

Section 4.          The Board of Directors in advance of any Shareholders' meeting may appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the person presiding at a Shareholders' meeting may, and, on the request of any Shareholder entitled to vote thereat, shall appoint one or more inspectors. In case any person appointed as inspector fails to appear or act, the vacancy may be filled by the Board in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability.

Section 5.          Whenever Shareholders are required or permitted to take any action by vote, such action may be taken without a meeting only upon unanimous written vote of consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon.

Section 6.          If voting on a matter duly presented to Shareholders in a proxy statement prior to a Shareholders’ meeting, any votes by proxy or in-person must be received by the voting inspector, at a minimum ten minutes prior to the scheduled and noticed meeting time for said
Shareholders’ meeting.

ARTICLE IV
DIRECTORS

Section 1.          The number of Directors of the Corporation shall be no fewer than seven, unless and until otherwise determined by a vote of the entire Board of Directors. Directors shall be at least thirty five (35) years of age and need not be residents of the State of New York or Shareholders of the Corporation. The Directors, shall be elected at the annual meeting of the Shareholders, except as herein provided, and each Director elected shall serve until the next succeeding annual meeting and until his successor shall have been elected and qualified. Class A Directors and Class B Directors shall only be elected by shareholders of each respective Class (i.e.: Class A shareholders can only vote for Class A Directors and Class B shareholders can only vote for Class B Directors). The number of Class A Directors shall be at least 25% of the seats of the Board of Directors. The Board of Directors may increase its number upon a vote of approval of at least two-thirds (2/3) of the Directors, and only if the resulting whole number of “A” Directors is at least 25% of the total number of Directors. Each of the Directors of each class shall be elected by greater than 50% of the votes cast by shareholders of that class in the election. With regard to the election of Directors, votes may be cast in favor, against or abstained; votes that are abstained will be excluded entirely from the vote and will have no effect. Accordingly, abstentions will not affect the outcome of the election. If a Director nominee or an existing Director does not receive greater than 50% of votes cast for his respective class in the election or re-election, said Director nominee is either not elected or immediately removed from the Board and is not eligible for appointment by the Board of Directors to fill a vacancy for that election year.

Section 2.          If there exists a control group, as defined by the stock exchange where the Corporation’s shares are listed (e.g.: NASDAQ), then the entire Board shall have a minimum of three independent Directors, as defined under applicable law and/or regulation. If no such control group exists, then there shall be a minimum of four (4) independent Directors, or a majority of independent Directors, if the number of overall Directors is increased. During Board meetings each Director shall have one (1) vote regardless of class designation, except as otherwise stated in these By-laws. In the instance where the quorum of the Board of Directors is an even number and there is a tied vote, then the matter must be tabled until the matter may be voted on by the full Board of Directors. The Board of Directors shall appoint representatives to all subsidiary boards of directors/managers to protect and further its Corporate interests at subsidiary companies.

Section 3.          Any or all of the Directors may be removed, with or without cause, at any time by the majority vote of the respective class of Shareholders at the annual or a special shareholder meeting called for that purpose.

Section 4.          Newly created Directorships resulting from an increase in the Board of Directors and all vacancies occurring in the Board of Directors, either as a Class A Director or a Class B Director, including vacancies caused by removal without cause, may be filled by the affirmative vote of a majority of the remaining Directors of the representative class, though less than a quorum of the entire Board of Directors, by the sole remaining Director in such class or, in the event that there are no remaining directors in such class, by the vote of the majority of the other directors, or by the sole remaining director in each instance, regardless of any quorum requirements set out in these By-laws. If a Director is legally incompetent, or is removed, with or without cause, said Director may not vote for his replacement. If there is a tie in an appointment within a class of Directors to fill a vacancy, then a favorable vote of the majority of the full Board is required to appoint that interim Director.

A Director elected to fill a vacancy shall be elected for the unexpired portion of the term of his predecessor in office. A Director elected to fill a newly created Directorship shall serve until the next succeeding annual or special meeting of Shareholders.

Section 5.          The operations of the Corporation, from a strategic perspective, including that of its subsidiary companies, shall be overseen by the Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts as are not by statute or by the Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the Shareholders.

Section 6.          The Board of Directors, by the affirmative vote of a majority of the Directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all Directors for services to the Corporation as Directors, Officers, Retirement Plan Trustees or other such services.

Section 7.          The Board of Directors must approve the establishment of, dissolution of, change of ownership in, or merger/acquisition of any subsidiary, which shall include any international joint venture. Joint Venture entities established only for certain domestic projects or programs are required to be authorized by the Board of Directors, and must also be approved by the Chief Executive Officer.

ARTICLE V
MEETINGS OF THE BOARD OF DIRECTORS

Section 1.          Meetings of the Board of Directors, regular or special, may be held either within or outside the State of New York.

Section 2.          The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting and no notice of such meeting shall be necessary to the newly elected Directors in order to legally constitute the meeting, provided a quorum shall be present, or it may convene at such place and time as shall be fixed by the consent in writing of all the Directors. The first order of business of the newly elected Board is to appoint a Chairman. Annually the newly elected Board of Directors elects one member to be the Chairman of the Board. The Chairman of the Board shall be appointed at the first Board of Directors meeting after the annual shareholders meeting, and shall preside as such for the remainder of the year. If, however, for any special meeting of the Board of Directors, the Board may appoint another Chairman for that meeting, confirmed by two-thirds vote of the Board of Directors. The Chairman, in consultation with the other Directors and the Chief Executive Officer, is responsible for the functioning of the Board and presides over and sets the schedule and agenda for all meetings of the Board of Directors and Shareholders, with the exception of a special meeting of the Board of Directors called by the Secretary.

Section 3.          Directors shall attend and participate in all Board meetings and shareholder meetings. Participation by remote means must be approved by all the Directors and shall constitute presence in person at such meeting. For Board votes, each Director is entitled to cast one vote except as excluded by a requirement for a Class A Shares or Class B Shares vote. Regular meetings of the Board of Directors shall be held quarterly and may be held upon such notice, or without notice, and at such time and at such place as shall be determined by the Board. The independent Directors must have an executive session meeting prior to each Board of Directors meeting.

Section 4.          Special meetings of the Board of Directors may be called by the Chairman, provided that notice is provided to each Director not less than five nor more than twenty days, either personally or by mail or by email, prior to the special meeting date; special meetings shall be called by the Secretary in like manner and on like notice on the written request of two Directors. The limited business of such special meetings must be included in said notice.

Section 5.          Notice of a special meeting need not be given to any Director who submits a signed waiver of notice before the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice. The business to be transacted at, or the purpose of, any regular or special meeting of the Board of Directors needs to be specified in the notice of such meeting.

Section 6.          A majority of the Directors shall constitute a quorum for the transaction of business unless a greater or lesser number is required by law or by the Certificate of Incorporation. The vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, unless the vote of a greater number is required by law or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of Directors, the Directors present may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7.          At all meetings of the Board of Directors, with the exception of a special meeting of the Board of Directors called by the Secretary where the agenda is set by the Directors that called for the special meeting, the Chairman will set the agenda in consultation with the Chief Executive Officer and other Directors.

Section 8.          Each Director owes a duty of loyalty and duty of care to the Corporation; for example, a Director shall recuse himself from voting on a resolution or the appointment, promotion or compensation of an Officer, if he has a familial relationship.

ARTICLE VI
COMMITTEES

Section 1.          The Board of Directors, by resolution adopted by a majority of the entire Board, may designate the creation of an audit committee, the pension committee, governance committee and other committees, each consisting of three or more Directors (except for temporary special committees), and each of which, to the extent provided in the resolution, shall have all the authority of the Board, except as otherwise required by law. Vacancies in the membership of the committee shall be filled by the Board of Directors at a regular or special meeting of the Board of Directors. Committees shall keep regular minutes of its proceedings and report the same to the full Board when required.

Section 2.          The audit committee shall be comprised of at least three independent Directors, one of which must qualify as a financial expert. The primary purpose of an audit committee is to provide oversight of the financial reporting process, the audit process, the system of internal controls and applicable regulatory compliance.

Section 3.          The governance committee shall be comprised of not less than three (3) Directors including the Chairman, two (2) of which must be independent Directors and appointed by majority vote of the Directors. The purpose of the governance committee is to ensure that the Board fulfills its legal, ethical, and functional responsibilities through adequate corporate and Board governance, including but not limited to recommending to the Board the following: Board policies and procedures; a Board nomination process; appropriate compensation for the Board and Officers; development of corporate compliance programs; evaluations of Officers; and Board members' performance. The Chairman shall also preside over the Governance Committee.

Section 4.          The pension committee shall be comprised of members of the Board of Directors as may be appointed by majority vote of the Directors.

ARTICLE VII
NOTICES

Section 1.          Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these By-laws, notice is required to be given to any Director or Shareholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, email or courier, addressed to such Director or Shareholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to Directors may also be given by facsimile or email.

Section 2.          Whenever any notice of a meeting is required to be given under the provisions of the statutes or under the provisions of the Certificate of Incorporation or these By-laws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE VIII
OFFICERS

Section 1.          The Officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, a Vice-President, and/or a Secretary. The Board of Directors may also choose additional Vice-Presidents, and one or more Assistant Secretaries and Assistant Treasurers.

Section 2.          The Board of Directors at its first meeting after each annual meeting of Shareholders shall choose a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, one or more Vice-Presidents, a Secretary, and one or more Assistant Secretaries and Assistant Treasurers, none of whom need be a member of the Board.

Any two or more offices may be held by the same person, except the offices of Chairman of the Board, Chief Executive Officer and Secretary, which must be held by separate individuals. Notwithstanding anything to the contrary stated in the preceding sentence, in the event of removal, incapacity, or extended leave of the Chief Executive Officer, the Chairman of the Board will act as the Chief Executive Officer temporarily, until the Chief Executive Officer returns, or is replaced by a resolution of the Board of Directors.

Section 3.          The Board of Directors may appoint such other Officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The Chief Executive Officer shall prepare and submit the written roles, responsibilities and authorities granted each appointed Officer for Board approval.

Section 4.          The salaries of all Officers, and Agents of the Corporation designated by the Board, from time to time as deemed necessary, shall be fixed by the Board of Directors.

Section 5.          Any Officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

THE CHIEF EXECUTIVE OFFICER

Section 6.          The Board of Directors shall appoint the Chief Executive Officer, who is the President of the Corporation. Subject to the direction of the Board of Directors, the Chief Executive Officer, shall have authority in the general and active management of the business of the Corporation; and shall see that all orders and resolutions are carried into effect. The Chief Executive Officer is responsible for all day-to-day management decisions and for implementing the Corporation's strategic and short term plans. The Chief Executive Officer acts as a direct liaison between the Board and management of the Corporation and communicates to the Board on behalf of management. The Chief Executive Officer and the Chairman also communicate on behalf of the Corporation to Shareholders, employees, government authorities, other stakeholders and the public. The Chief Executive Officer shall be at all meetings of the Shareholders, may be invited to attend meetings of the Board of Directors in a non-voting capacity and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

THE CHIEF OPERATING OFFICER

Section 7.          The Chief Operating Officer reports to the Chief Executive Officer and is responsible for certain of the Corporation’s day-to-day operating activities, including expense, cost, and margin control; personnel selection and development; and monthly, quarterly, and annual financial goal management.

Section 8.          The Chief Operating Officer may be designated by the Chief Executive Officer to assume his authority for brief periods in his absence.

THE VICE-PRESIDENTS

Section 9.          The Vice-President or, if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors, shall perform their respective duties as approved by the Board and in the absence of the Chief Executive Officer and Chief Operating Officer may, perform other duties and exercise other powers as the Board of Directors may from time to time prescribe.

THE SECRETARY AND ASSISTANT SECRETARIES

Section 10.        The Secretary shall attend all meetings of the Board of Directors and all meetings of the Shareholders and record all the proceedings of the meetings of the Corporation and the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall assist the Chairman in providing notice of all meetings of the Shareholders and Special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or Chief Executive Officer, under whose supervision he shall be. He/she shall have custody of the corporate seal and shall have authority to affix the same to any instrument requiring it and, when so affixed, it may be attested by his signature. The Board of Directors may give general authority to any other Officer to affix the seal of the Corporation and to attest the affixing by his signature.

Section 11.        The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

THE CHIEF FINANCIAL OFFICER AND ASSISTANT TREASURERS

Section 12.        The Treasurer shall be the Chief Financial Officer of the Corporation and shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

Section 13.        He shall disburse the funds of the Corporation as may be ordered by the Chief Executive Officer and/or the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors at meetings when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the Corporation.

Section 14.        If required by the Board of Directors, he shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

Section 15.        The Assistant Treasurer, or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE IX
CERTIFICATES FOR SHARES

Section 1.          The shares of the Corporation shall be represented either by certificates signed by the Chairman of the Board or the Secretary or an Assistant Secretary or the Chief Financial Officer or an Assistant Treasurer of the Corporation and shall be sealed with the seal of the Corporation or a facsimile thereof, or in uncertificated form through the Direct Registration System.

When the Corporation is authorized to issue shares of more than one class there shall be set forth upon the face or back of the certificate, or the certificate shall have a statement that the Corporation will furnish to any Shareholder upon request and without charge, a full statement of the designation, relative rights, preferences, and limitations of the shares of each class authorized to be issued and, if the Corporation is authorized to issue any class of preferred shares in series, the designation, relative rights, preferences and limitations of each such series so far as the same have been fixed and the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of other series.

Section 2.          The signatures of the Officers of the Corporation upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or an employee of the Corporation. In case any Officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such Officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such Officer at the date of issue.

LOST CERTIFICATES

Section 3.          The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it deems adequate, to protect the Corporation from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed.

TRANSFERS OF SHARES

Section 4.          (a)          Subject to Paragraph (b) of this Section 4 of Article IX, upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, and to cancel the old certificate; every such transfer shall be entered on the transfer book of the Corporation.

(b)         The Corporation shall be entitled to treat the holder of record of any share or shares as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof except as expressly provided by law.

(c)          In the case of uncertificated transfer of shares, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and compliance with appropriate procedures for transferring shares in uncertificated form, the transfer agent of the Corporation shall then effect the transfer of such shares in accordance with such instructions through the Direct Registration System.

(d)         No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

FIXING RECORD DATE

Section 5.          For the purpose of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining Shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as the record date for any such determination of Shareholders. Such date shall not be more than sixty nor less than ten days before the date of any meeting nor more than sixty days prior to any other action. When a determination of Shareholders of record entitled to notice of or to vote at any meeting of Shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof, unless the Board fixes a new record date for the adjourned meeting.

REGISTERED SHAREHOLDERS

Section 6.          The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share of shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of New York.

LIST OF SHAREHOLDERS

Section 7.          A list of Shareholders as of the record date, certified by the corporate Officer responsible for its preparation or by a transfer agent, shall be available at any meeting upon the request there at, or prior thereto, of any Shareholder in order to verify whether a given person(s) is a Shareholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding there at, shall require such list of Shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting and all persons who appear from such list to be Shareholders entitled to vote there at may vote at such meeting. Shareholder lists maintained by the Corporation are confidential. Relevant portions of the shareholder lists may be shown to shareholders to address voting challenges by verifying that the names of particular shareholders entitled to vote appear thereon, but the shareholder list will only be provided to third parties if required by legal process or on a strict need to know basis for good cause shown and business purposes of the Corporation.

ARTICLE X
GENERAL PROVISIONS

DIVIDENDS

Section 1.          Subject to the provisions of the Certificate of Incorporation relating thereto, if any, dividends may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in shares of the capital stock or in the Corporation's bonds or its property, including the shares or bonds of other Corporations subject to any provisions of law and of the Certificate of Incorporation.

Section 2.          Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

CHECKS

Section 3.          All checks or demands for money and notes of the Corporation shall be signed by such Officer or Officers or such other person or persons as the Board of Directors may from time to time designate.

FISCAL YEAR

Section 4.          The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

SEAL

Section 5.          The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, New York". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE XI
AMENDMENTS

Section 1.          These By-laws may be amended or repealed or new By-laws may be adopted at any regular or special meeting of Shareholders at which a quorum is present or represented, by the vote of the holders of shares entitled to vote in the election of any Directors, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting.

Section 2.          The Board of Directors shall have power to make, adopt, alter, amend and repeal, from time to time, By-laws of the Corporation; provided, however, that the Shareholders entitled to vote with respect thereto as in this Article XI above-provided, may alter, amend or repeal By-laws made by the Board of Directors. The Board of Directors, however, shall have no power to change the quorum for meetings of Shareholders or of the Board of Directors, or to change any provisions of the By-laws with respect to the removal of Directors or the filling of vacancies in the Board resulting from the removal by the Shareholders. If any by-law regulating an impending election of Directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of Shareholders for the election of Directors, the by-law so adopted, amended or repealed, together with a concise statement of the changes made.

ARTICLE XII
INDEMNIFICATION

Section 1.          Indemnification. The Corporation shall indemnify to the fullest extent now or hereafter provided for or permitted by the New York Business Corporation Law, or any successor statute, each person (as hereinafter described) involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, arbitration, alternative dispute resolution mechanism, investigation, administrative or legislative hearing or any other actual, threatened, pending or completed proceeding, whether civil or criminal, or whether formal or informal, and including an action by or in the right of any other Corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, whether profit or non-profit, in which the Corporation has an interest (the “Related Enterprise”), and including appeals therein, which any such person of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that such person, such person's testator or intestate: (i) is or was a Director or Officer of the Corporation; or (ii) while serving as a Director or Officer of the Corporation, is or was serving, at the request of the Corporation, at any Related Enterprise, in any capacity against any and all judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys' fees, actually and reasonably incurred as a result of or in connection with any such proceeding, or any appeal therein. Written notice of any such proceeding described above for which indemnification may be sought by any person shall be given to the Corporation as soon as practicable.

Section 2.          Extent of Rights. The rights to indemnification and advancement of expenses granted by or pursuant to this Article XI: (i) shall continue to exist after the repeal or modification of this Article XI with respect to events occurring prior thereto; and (ii) shall continue as to a person who has ceased to be a Director or Officer and shall inure to the benefit of the estate, spouse, heirs, executors, administrators or assigns of such person.

ARTICLE XIII
MISCELLANEOUS

Section 1.          ENGINEERING ACTIVITIES IN THE STATE OF ALASKA. In order to comply with AS Sec.08.48.241, the Corporation is maintaining a currently registered Alaska Civil Engineer, David Paul Albers, who has been designated by the Board of Directors to be in responsible charge of all civil engineering performed by the Corporation in the State of Alaska. As the engineer in charge, David Paul Albers shall have full authority with regard to professional engineering decisions and engineering projects conducted by the Corporation in the State of Alaska, and shall have responsibility for engineering decisions made by other Alaska registered engineers under his direction of supervision.

Section 2.         Precedence of the Certificate of Incorporation as Restated. To the extent there is any inconsistency between these By-laws and the Corporation’s Restated Certificate of Incorporation dated February 23, 1996, then said Restated Certificate of Incorporation shall be controlling.

ADOPTED BY THE BOARD OF DIRECTORS on December 10, 2015 APPROVED BY SHAREHOLDER on February 25, 2016